CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our reports, dated December 12, 2017, with respect to the financial statements of Putnam Absolute Return 300 Fund and December 13, 2017 with respect to the financial statements of Putnam Absolute Return 100 Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 22, 2018